Exhibit 10.3

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between Conatus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Charles J. Cashion (“Employee”), as of the Effective Date (as defined below).

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of December 17, 2008, as amended by that certain Amendment to Employment Agreement, dated July 2, 2013 (together, the “Employment Agreement”);

WHEREAS, Employee has resigned his position with the Company, effective March 31, 2017 (the “Termination Date”);

WHEREAS, the Company would like to provide Employee with certain equity award acceleration and extended exercisability, subject to Employee’s execution of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the benefits to be provided to Employee described in Section 2(d) below, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1.Effective Date; Termination of Employment.

(a)Effective Date.  This Release shall become effective upon the occurrence of both of the following events:  (i) execution of the Release by the parties; and (ii) expiration of the revocation period applicable under Section 3(d) below without Employee having given notice of revocation.  The date of the last to occur of the foregoing events shall be referred to in this Release as the “Effective Date.”  Until and unless both of the foregoing events occur, this Release shall be null and void.  Employee understands that Employee will not be given any severance benefits under this Release unless the Effective Date occurs on or before the date that is thirty (30) days following the Termination Date (as defined below).

(b)Termination of Employment.  Employee’s employment by the Company will terminate effective as of Termination Date.  Employee hereby resigns from his position as Senior Vice President, Finance, Chief Financial Officer and Secretary, and any and all other titles or positions he may hold with the Company (and any of its affiliates and subsidiaries) effective as of the Termination Date.  Employee shall execute any additional documentation necessary to effectuate such resignations.

2.Compensation.

(a)Compensation Through Termination Date.  On the Termination Date, the Company shall issue to Employee his final paycheck, reflecting (i) Employee’s fully earned but unpaid base salary, through the Termination Date at the rate then in effect, and (ii) all accrued, unused paid time off due Employee through the Termination Date.  In addition, subject to Section 2(d) below, all vesting of Employee’s unvested stock options previously granted to him by the Company shall cease and none of such unvested stock options shall be exercisable following the Termination Date.  Subject to Sections 2(b) and (d) below, Employee acknowledges and agrees that with his final check, Employee received all monies, bonuses, commissions, expense reimbursements, paid time off, or other compensation he earned or was due during his employment by the Company.

(b)Expense Reimbursements.  The Company, within thirty (30) days after the Termination Date, will reimburse Employee for any and all reasonable and necessary business expenses incurred by Employee in connection with the performance of his job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.

(c)Benefits.  Employee’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Termination Date, except to the extent Employee elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.

(d)Acceleration and Extension of Stock Options.  In exchange for Employee’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, on the Effective Date, (i) the vesting and/or exercisability of each of Employee’s outstanding stock options shall be automatically accelerated as to the number of shares subject to such stock options that would have vested over the two (2) year period following the Termination Date had Employee remained continuously employed by the Company during such period, and (ii) any of Employee's vested stock options (after giving effect to the acceleration in clause (i) above, may be exercised by Employee (or Employee’s legal guardian or legal representative) until the date that is two (2) years following the Termination Date (provided, however, that in no event shall any stock option remain exercisable beyond the original outside expiration date of such stock option).  Except as modified above, Employee's stock options shall continue to be governed by the terms and conditions of the stock option agreements and the Company’s equity plan pursuant to which such stock options were granted.  The foregoing benefits shall be the exclusive benefits to which Employee is entitled in connection with his termination of employment, unless Employee has materially breached the provisions of this Release, in which case the last sentence of Section 4 shall apply.

(e)Return of the Company’s Property.  On the Termination Date, Employee shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

3.General Release of Claims by Employee.

(a)Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by California law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v)Claims based on any right Employee may have to enforce the Company’s executory obligations under this Release;

(vi)Employee’s  right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims of discrimination; provided, however, that Employee does release his right to secure any damages for alleged discriminatory treatment; and

(vii)Any other Claims that cannot be released as a matter of law.

(b)EMPLOYEE ACKNOWLEDGES THAT he HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS he MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)Employee acknowledges that this Release was presented to him on March 3, 2017, and that Employee is entitled to have twenty-one (21) days’ time in which to consider it.  Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release.  Employee represents and acknowledges that if Employee executes this Release before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d)Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his execution of it.  Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing.  Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Employee also understands that any revocation of this Release must be made in writing and delivered to Steven J. Mento, Ph.D., the Chief Executive Officer of the Company, at the Company's principal place of business, within the seven (7) day period.

(e)Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

4.Confirmation of Continuing Obligations.

(a)Employee hereby expressly reaffirms his obligations under Section 6 of the Employment Agreement, a copy of which is attached to this Release as Exhibit A and incorporated herein by reference, and under the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”) a copy of which is attached to this Release as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the Termination Date and any termination of his services to the Company.  The Company shall be entitled to discontinue the extended exercisability of the Options provided under Section 2(d) in the event of his material breach of this Section 4.

(b)Employee acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the Employee Proprietary Information and Inventions Agreement) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Proprietary Information to his attorney and use the Proprietary Information in the court proceeding, if he files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

5.Nondisparagement; Confidentiality.  Employee agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees, shareholders or agents; provided, however, that Employee shall not be prohibited from making such statements or opinions to his immediate family so long as such statements or opinions are not likely to be harmful to the Company, its board members, officers, employees, shareholders or agents or its or their businesses, business reputations, or personal reputations.  The Company agrees that neither its board members nor officers shall disparage or otherwise communicate negative statements or opinions about Employee.  Except as may be required by law, neither Employee, nor any member of Employee’s family, nor anyone else acting by, through, under or in concert with Employee will disclose to any individual or entity (other than Employee’s legal or tax advisors) the terms of this Release.   Nothing in this Section 5 shall prohibit Employee from testifying in any legal proceeding in which his testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony.

6.Arbitration.  Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or this Release shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  The Rules may be found online at www.adr.org.  Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules.  Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Employee’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the Termination Date.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.  This Section 6 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Release or relating to Employee’s employment; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits.  This Release shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.  Both Employee and the Company expressly waive their right to a jury trial.

7.Miscellaneous.

(a)Assignment; Assumption by Successor.  The rights of the Company under this Release may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise.

(c)Survival.  The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5, 6 and 7 of this Release shall survive Employee’s termination of employment or any termination of this Release.

(d)Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(e)Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

(d)Governing Law and Venue.  This Release is to be governed by and construed in accordance with the laws of the United States of American and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Except as provided in Section 6, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e)Entire Agreement; Modification.  This Release, the Employee Proprietary Information and Inventions Agreement and Section 6 of the Employment Agreement set forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter.  Except as provided in Section 4 hereof with respect to Section 6 of the Employment Agreement, the Employment Agreement shall be superseded entirely by this Release and the Employment Agreement shall be terminated and be of no further force or effect.  This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(f)Counterparts.  This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.

(g)Withholding and other Deductions.  All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(i)Right to Advice of Counsel.  EMPLOYEE AcknowledgeS that he HAS the right, AND IS ENCOURAGED, to consult with hIS lawyer; by hIS signature below, EMPLOYEE acknowledgeS that he HAS consulted, or has elected not to consult, with hIS lawyer concerning this Release.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

Conatus Pharmaceuticals, Inc.

Date:	March 22, 2017	By:	/s/ Steven J. Mento, Ph.D.
		Name:	Steven J. Mento, Ph.D.
		Title:	Chief Executive Officer

Employee

Date:	March 22, 2017	/s/ Charles J. Cashion
Charles J. Cashion